UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/03/2010

EARTHLINK, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15605

Delaware	58-2511877
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1375 Peachtree St., Atlanta, Georgia 30309
(Address of principal executive offices, including zip code)

(404) 815-0770
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 3, 2010, the Leadership and Compensation Committee (the "Compensation Committee") of the Board of Directors of EarthLink, Inc. (the "Company") took the following actions:

2009 Named Executive Officer Bonus Payment

In February 2009, the Compensation Committee had adopted a 2009 executive bonus plan with a metric related to Company Adjusted EBITDA consistent with the Company's targeted business results for 2009. Based on consistent achievement above plan targets during 2009, management increased guidance each quarter to reflect expectations for continued above plan performance. Final year results for 2009 exceeded the plan target and the updated guidance for Adjusted EBITDA, with a final Company achievement of 200% of its 2009 Adjusted EBITDA bonus plan target. In light of this performance, the Compensation Committee approved cash bonus payments under the Company's 2009 executive officer bonus plan for the following named executive officers: Rolla P. Huff, Chairman, President and Chief Executive Officer, $1,661,538; Joseph M. Wetzel, Chief Operating Officer, $561,600; Bradley A. Ferguson, Chief Financial Officer, $278,846; Samuel R. DeSimone, Jr., General Counsel, $306,346; and Stacie S. Hagan, Chief People Officer, $270,000. ("Adjusted EBITDA" refers to income (loss) from continuing operations before interest income (expense) and other, net, income taxes, depreciation and amortization, stock-based compensation expense, net losses of equity affiliate, gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs.)

2010 Named Executive Officer Salaries

The Compensation Committee determined that the 2010 base salaries for the named executive officers would remain unchanged from their respective 2009 base salaries, other than for Mr. Ferguson whose base salary was increased to $310,000.

2010 Named Executive Officer Bonus Plan

The Compensation Committee established the 2010 annual bonus plan (the "2010 Bonus Plan") for the Company's executive officers. The 2010 Bonus Plan for the Company's executive officers is tied to Adjusted EBITDA.

The 2010 Bonus Plan provides for a sliding scale of bonus payouts which, assuming achievement of specified levels of Adjusted EBITDA, range between an initial level (payout of 50% of target), a target level, which is tied to the Company's 2010 operating plan (payout of 100% of target), and a maximum level (payout of 200% of target). Bonus payouts, if any, to the named executive officers will be paid following determination of the payout amounts after the end of the 2010 fiscal year. Bonus payouts at the 100% target level or below would be in cash and bonus payouts in excess of the 100% target level would be paid in cash, Company common stock or a combination thereof at the discretion of the Board of Directors. The 2010 Bonus Plan also provides for certain payouts if, prior to the time of payment, the executive officer is terminated other than for cause, death or disability after a change in control or as the result of a position elimination.

Based on a competitive market review, the Compensation Committee determined that each of the named executive officer's target incentive opportunity for Company performance under the Bonus Plan should remain consistent with the target incentive opportunity in the 2009 Bonus Plan, other than for Mr. Ferguson whose target incentive opportunity was increased to 60% of his eligible earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHLINK, INC.

Date: February 05, 2010	By:	/s/ Bradley A. Ferguson
Bradley A. Ferguson
Chief Finanical Officer